   EXHIBIT 99.1

News Release

HONEYWELL TO OFFER TO ACQUIRE NOVAR FOR £1.2
BILLION (US$2.4 BILLION); OFFER UNANIMOUSLY
RECOMMENDED BY NOVAR BOARD

Acquisition will Expand European Presence and Enhance Product Offerings of
Honeywell’s Automation and Control Solutions Business

Transaction Expected to be Accretive to Honeywell Earnings in 2005

MORRIS TOWNSHIP, N.J., December 13, 2004 – Honeywell (NYSE: HON) today announced that it has reached agreement with the board of directors of Novar plc on the terms of recommended Offers for the entire issued ordinary and preference share capital of Novar.

The Offers will be made on the basis of 185 pence per Novar ordinary share and 103.625 pence per Novar convertible preference share. In addition, holders of Novar ordinary shares will be entitled to retain a final 2004 dividend of 6.6 pence per share. The aggregate value of the Offers is £1.2 billion (US $2.4 billion) fully diluted for the exercise of all outstanding options, including the assumption of approximately £300 million (US $580 million) of outstanding debt, net of cash. The Novar board has unanimously recommended the Offers.

The Offers will not be made in certain jurisdictions, including the United States.

Honeywell expects to fund the acquisition with existing cash resources and credit facilities. The acquisition is expected to have an accretive impact on Honeywell’s 2005 earnings per share.

Novar plc, with reported 2003 revenue of £1.43 billion (US$2.7 billion) is an international group whose core divisions are Intelligent Building Systems (IBS), Indalex Aluminum Solutions, and Security Printing Services. Novar’s IBS unit will enhance Honeywell’s offering of security, fire and building controls products and services, particularly in the UK and Germany and support its strategy of global growth of these businesses. Honeywell does not intend to hold Indalex Aluminum Solutions and Security Printing Services in the long-term and expects to pursue strategic alternatives for these units as soon as practical.

“This acquisition is an excellent opportunity to further expand our Automation and Control Solutions business,” said David M. Cote, Honeywell Chairman and CEO. “Honeywell has a long heritage in providing premier integrated security, fire and building controls products and services. We see great opportunities in this business, and the integration of Novar’s highly complementary products, services and expertise clearly enhance those prospects. Novar has a great heritage built on a competitive product offering, a talented workforce

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Page 2 Honeywell Offers to Acquire Novar

and a management team dedicated to delivering value to their customers. Adding these assets to Honeywell’s already strong global technology platforms will deliver benefits for customers and expanded opportunities for employees of both companies. We look forward to working with Novar’s management team to realize the benefits of this combination.”

Honeywell intends to integrate Novar’s IBS unit, which had 2003 revenue of £603.9 million (US$1.2 billion) into its Automation and Control Solutions (ACS) division. Honeywell ACS is an approximately $8.0 billion business with more than 40,000 employees worldwide.  Honeywell expects that Novar’s IBS assets, its technology, business presence, customers and employees will contribute to the growth of its ACS division going forward.

Cote continued, “I am pleased that Novar’s board has recommended our all-cash offer for Novar’s ordinary and preference shares, which is expected to result in earnings accretion for Honeywell in 2005 and will deliver significant long-term value to our investors. We believe we can achieve more than US$100 million annually in synergies. Our integration team will work quickly and diligently to complete the transaction, and we look forward to smoothly integrating Novar’s IBS business into our ACS operations.”

Honeywell expects to complete the acquisition in the first quarter of 2005.

Further information is available on www.honeywell.com.

About Honeywell
Honeywell is a $25 billion diversified technology and manufacturing leader, serving customers worldwide with aerospace products and services; control technologies for buildings, homes and industry; automotive products; turbochargers; and specialty materials. Based in Morris Township, N.J., Honeywell’s shares are traded on the New York, London, Chicago and Pacific Stock Exchanges. It is one of the 30 stocks that make up the Dow Jones Industrial Average and is also a component of the Standard & Poor’s 500 Index. For additional information, please visit www.honeywell.com.

About Novar plc
Novar, a UK listed holding company, operates internationally in three different businesses:

Novar Intelligent Building Systems (IBS) is a global business supplying electrical, electronic and control products and services to building operators, contractors and developers worldwide. Indalex Aluminum Solutions is one of the world’s largest aluminum extrusion companies with a comprehensive network of plants across North America. The Security Printing Services division operates a security printing business which handles more than 55 million check orders a year and more than 17 million customer and partner contacts annually on behalf of financial institutions in the United States.

All references to US dollars herein use a GBP conversion rate of 1.94.

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Page 3 Honeywell Offers to Acquire Novar

This release does not constitute the making of an offer to acquire any securities of Novar plc. No offer is being, or will be, made in the United States or to U.S. persons. In addition, this release does not constitute an offer of any securities for sale in the United States or to U.S. persons. Securities may not be offered or sold in the United States or to U.S. persons absent registration or an exemption from registration. The company does not intend to register or offer its securities in the United States or to U.S. persons, or otherwise conduct the Offers in the United States.

The statement that the transaction will offer earnings accretion in 2005 should not be taken to mean that Novar’s earnings per share in 2005 or subsequent periods will be greater or less than that of prior periods.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Honeywell’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties.

Media Inquiries Europe:	Anthony Carlisle Citigate Dewe Rogerson 44 207 638 9571 Anthony.Carlisle@citigatedr.co.uk Sarah Gestetner Citigate Dewe Rogerson 44 207 638 9571 Sarah.Gestetner@citigatedr.co.uk

Media Inquiries US:	Robert C. Ferris Honeywell 973-455-3388 rob.ferris@honeywell.com

Investor Inquiries:	Nick Noviello Honeywell 973- 455-2222 nick.ir@honeywell.com

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